Exhibit 99.1

Press release

LENCO MOBILE INC. (LNCM:PK) Announces preliminary results of operations for its mobile marketing subsidiary.

Wednesday, February 17th 2010

SANTA BARBARA, Calif.--(BUSINESS WIRE)—Lenco Mobile Inc. (LNCM:PK) today announced preliminary financial results for its mobile marketing subsidiary, Multimedia Solutions, for the year ended December 31st 2009.

Announcing the results, Michael Levinsohn, CEO of Lenco Mobile Inc., said “Once again our mobile operations have delivered significant growth in both revenue and profits. Revenue for 2009 was up 123% over 2008 to $7.6 million and net income was up 79% to $1.4 million. Cash and near cash equivalents at year end were $399,000, a major improvement over the same period in 2008 when cash and near cash equivalents were $3,245.”

Levinsohn went on to add, “We are pleased with the results achieved by Multimedia Solutions in what was a difficult economic period. We expect both revenues and profit for our mobile operations to increase again in 2010, as a number of major projects that we had hoped to see launched last year have been moved into this new calendar year.  In addition, we have established relationships with representatives in the United Kingdom and Australia, and both of these regions expected to contribute to revenues and profits in 2010.”

“2009 saw a number of new product launches for Multimedia Solutions, including the launch of the new mobile phone statement product which enables mobile subscribers to receive itemized billing directly into their handsets,” said Eddie Groenewald, the President of Multimedia Solutions. The itemized billing solution has been successfully launched to retail clients in the furniture, financial services and satellite television industries.

The summary financial results are for the Multimedia Solutions subsidiary only, and are not complete consolidated financial reports for Lenco Mobile Inc. and its other operating subsidiaries. The results for Multimedia Solutions do not include any expenses at the parent company level, or the results of operations from Lenco Mobile Inc.'s other operating subsidiaries.  Lenco Mobile Inc. expects to announce its consolidated results of operations on or before March 31, 2010 in its upcoming annual report on Form 10-K.  Lenco Mobile Inc.'s net income for 2009, on a consolidated basis, is expected to be less than net income reported for the Multimedia Solutions subsidiary, primarily as a result of the inclusion of parent company expenses.

About Lenco Mobile Inc.
Lenco Mobile Inc. owns and operates businesses focused on the high growth mobile marketing and Internet sectors. Lenco Mobile Inc. owns Multimedia Solutions, AdMax Media Inc., Digital Vouchers and CellCard. Multimedia Solutions, based in South Africa, provides MMS message solutions to wireless carriers and brand owners using its proprietary MMS messaging platforms. The MMS messaging platform provides significant benefits for wireless carries including improved messaging throughput, better quality and reduced bandwidth usage on a per message basis. The Multimedia Solutions platform is offered as a managed service, thereby reducing upfront capital costs for wireless carriers. AdMax Media’s services include a full suite of online performance marketing, search engine optimization and lead generation tools. Admaximizer.com is a real time campaign management platform for online advertising that enables advertisers to obtain the best response to their campaigns. The AdMaximizer platform manages the creation and display of online campaign materials such as banner advertisements, landing pages and email offers by using campaign performance related data, keyword search listings, and search engine optimization components.  Digital Vouchers is a mobile phone and Internet marketing platform under development which is designed to enable brand owners to extend offers to consumers which can then be redeemed via mobile phones at point of sale in a retail outlet. CellCard is a software platform under development that is designed to provide brand owners with the ability to download mobile content such as a video clip to a mobile phone and also provides a mobile payment platform which can be used to pay for goods and services, either person to person or person to business.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Actual results may differ materially from those contained in the forward-looking statements in this press release. Neither Lenco Mobile Inc. nor any company mentioned in this release undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contact:
Corporate Inquiries:
Lenco Mobile Inc.
Michael Levinsohn
CEO and President
Tel: +1 805 308 9199.
Email: michael.levinsohn@lencomobile.com
www.lencomobile.com